FILED PURSUANT TO RULE 424(b)(3) SEC FILE NO. 333-70678
PROSPECTUS SUPPLEMENT No. 5 (To Prospectus dated October 12, 2001) DATED: MAY 5, 2003

6,661,275 Common Shares

        This prospectus supplement relates to the offer and sale from time to time by the selling shareholders of our common stock issuable upon the redemption of units of limited partnership interest in Duke Realty Limited Partnership, if and to the extent that such selling shareholders redeem their units and we elect to issue shares of common stock in exchange for these units.

        This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus dated October 12, 2001 and prospectus supplement No. 1 dated January 11, 2002, prospectus supplement No. 2 dated February 7, 2002, prospectus supplement No. 3 dated October 8, 2002 and prospectus supplement No. 4 dated December 17, 2002 all of which are to be delivered with this prospectus supplement.

        The Selling Shareholder table, appearing under the heading "Selling Shareholders" in the accompanying prospectus, is amended and supplemented by the information in the table below.

Name	Number of Common Shares Offered Hereby
Darell E. Zink Grantor Retained Annuity Trust dated 11/27/02, Darell E. Zink, Jr. Trustee (1).	200,000
DKE, LLC (2)	32,037
Thomas L. Hefner 2002 Grantor Retained Annuity Trust No. 2 (3)	579,506
Johnson, Robert L. (4).	112,714
Johnson, Robert L. Revocable Trust (5)	805,835

(1)
The units pursuant to which these shares may be issued were acquired by a transfer from Darell E. Zink, Jr. to the named entity.

(2)
The units pursuant to which these shares may be issued were acquired by a transfer from Edward T. Baur Revocable Trust, Edward T. Baur, Trustee to the named entity.

(3)
The units pursuant to which these shares may be issued were acquired by a transfer from Thomas L. Hefner as the Trustee of the Thomas L. Hefner Revocable Trust 5/2/00 to the named entity.

(4)
Pursuant to a Loan and Collateral Agreement, dated as of May 30, 2003, by and among the Robert L. Johnson Revocable Trust, by its trustees, Robert L. Johnson and Mary A. Johnson (the "Trust"), Robert L. Johnson ("Johnson"), Merrill Lynch Private Finance Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Loan Agreement"), 111,078 units and underlying common stock that is subject to this prospectus have been pledged by Johnson to Merrill Lynch Private Finance Inc. as security for a loan or other extension of credit to the Trust. Upon a default under the Loan Agreement, Merrill Lynch Private Finance Inc., its parent, Merrill Lynch & Co. Inc. or any subsidiary thereof, may also be selling shareholders of common stock offered by this prospectus.

(5)
Pursuant to a Loan and Collateral Agreement, dated as of May 30, 2003, by and among the Robert L. Johnson Revocable Trust, by its trustees, Robert L. Johnson and Mary A. Johnson (the "Trust"), Robert L. Johnson, Merrill Lynch Private Finance Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Loan Agreement"), 805,835 units and underlying common stock that is subject to this prospectus have been pledged by the Trust to Merrill Lynch Private Finance Inc. as security for a loan or other extension of credit to the Trust. Upon a default under the Loan Agreement, Merrill Lynch Private Finance Inc., its parent, Merrill Lynch & Co. Inc. or any subsidiary thereof, may also be selling shareholders of common stock offered by this prospectus.